UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report

July 13, 2005

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At the July 13, 2005 joint meeting of the Board of Directors (the “Board of Directors”) of IVAX Diagnostics, Inc. (the “Corporation) and the Compensation Committee of the Board of Directors (the “Compensation Committee”), the following actions were taken relating to director and executive officer compensation:

Extension of Employment Agreement

The term of the employment agreement of Giorgio D’Urso, the Corporation’s Chief Executive Officer and President, was extended through February 24, 2010 upon the same terms and conditions as his current employment.

Annual Base Salaries

The annual base salary of Duane M. Steele, the Corporation’s Vice President – Business Development, was increased to $175,000. The annual base salary of Mark S. Deutsch, the Corporation’s Chief Financial Officer and Vice President – Finance, was increased to $122,500. These annual base salary adjustments are retroactive to July 1, 2005.

Stock Options

Mr. Steele was granted options to purchase 10,000 shares of the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and Mr. Deutsch was granted options to purchase 10,000 shares of Common Stock. These stock options were granted pursuant to the Corporation’s 1999 Performance Equity Plan. These stock options have an exercise price equal to the closing price of our Common Stock on the American Stock Exchange (the “AMEX”) on the date of grant, are immediately exercisable, and have a term of 10 years.

Stock options were also granted to the non-employee members of the Board of Directors as their annual compensation for their participation on the Board of Directors and its committees. Each non-employee member of the Board of Directors was granted options to purchase 10,000 shares of Common Stock. Additionally, each member of the Audit Committee of the Board of Directors received a grant of options to purchase 10,000 shares of Common Stock and each member of the Compensation Committee received a grant of options to purchase 5,000 shares of Common Stock. Accordingly, Dr. Phillip Frost and Dr. Jane H. Hsiao were each granted options to purchase 10,000 shares of Common Stock, Neil Flanzraich and Dr. John B. Harley were each granted options to purchase 15,000 shares of Common Stock, Fernando L. Fernandez and Jose J. Valdes-Fauli were each granted options to purchase 20,000 shares of Common Stock, and Glenn L. Halpryn was granted options to purchase 25,000 shares of Common Stock. These stock options were granted pursuant to the Corporation’s 1999 Performance Equity Plan. These stock options have an exercise price equal to the closing price of our Common Stock on the AMEX on the date of grant, are immediately exercisable, and have a term of 10 years.

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Incentive Bonuses

Mr. D’Urso was awarded a $50,000 incentive bonus. This incentive bonus is expected to be paid following the Board of Director’s approval of the Corporation’s audited financial statements for the fiscal year ending December 31, 2005.

Additionally, an incentive bonus program was adopted pursuant to which an incentive bonus pool will be calculated based upon the Corporation achieving certain specified levels of consolidated operating income for the fiscal year ending December 31, 2005 (before giving effect to certain non-recurring expenses, expenses associated with the implementation of the requirements of the Sarbanes-Oxley Act of 2002, and the impact of the previously announced collection on May 12, 2005 of approximately 2 million Euro from a governmental region in Italy in satisfaction of previously outstanding accounts receivable balances). In no event will the aggregate amount of the incentive bonus pool exceed $60,000. The incentive bonus pool will be shared between Mr. Steele, Mr. Deutsch, and two non-executive employees on a pro rata basis in proportion to their respective then-current annual base salaries. These incentive bonuses are expected to be paid following the Board of Director’s approval of the Corporation’s audited financial statements for the fiscal year ending December 31, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark Deutsch
Mark Deutsch,
Vice President - Finance and Chief Financial Officer

Dated: July 19, 2005